FOR IMMEDIATE RELEASE

BROWN-FORMAN PROMOTES THREE EXECUTIVES IN BEVERAGE ORGANIZATION
Michael V. Cheek Named President of Global Spirits Group

Louisville, KY, September 5, 2000 -- Brown-Forman Beverages Worldwide President and Chief Executive Officer William M. Street announced today the promotion of three executives within the beverage organization. Michael V. Cheek has been appointed to the new position of president of Brown-Forman's Global Spirits Group, and he has also been named executive vice president of Brown-Forman Beverages Worldwide (BFBW); James L. Bareuther has been appointed president of the North American Group, succeeding Cheek in that position; and Thomas P. Burnet, president of the company's Wine Group, also has been named executive vice president of BFBW.

As president of the Global Spirits Group, Cheek will lead all of Brown-Forman's spirits sales and territorial marketing efforts around the world. Cheek joined Brown-Forman in 1992 and was appointed president of the company's North American Group in 1994. In this position, he has led the company's strong growth in the U.S. spirits market. Cheek will report to BFBW President and CEO William M. Street.

Bareuther joined Brown-Forman in 1994 and most recently served as executive vice president of marketing and sales for the North American Group's Spirits Brands Company, which handles Brown-Forman's major spirits brands, including Jack Daniel's and Southern Comfort. As president of the North American Group, Bareuther will be responsible for all of the company's spirits brands in North America as well as in Australia and New Zealand. Bareuther reports to Cheek.

Burnet, leader of Brown-Forman's fast-growing wine business since February of this year, was named executive vice president of BFBW to reflect his important contribution to the company's strategic direction. Burnet, who joined Brown-Forman in 1990, reports to Street.

Brown-Forman Beverages Worldwide is a division of Brown-Forman Corporation, Louisville, KY. It produces and markets more than 30 brands of premium wines and spirits, including Jack Daniel's, Canadian Mist, Southern Comfort, Finlandia Vodka, Korbel California Champagnes, Fetzer Vineyards California wines, and Bolla Italian wines.